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                                                                      Exhibit 21



                   SUBSIDIARIES OF ANALYSIS & TECHNOLOGY, INC.

                                         NAMES UNDER WHICH      JURISDICTION OF
NAME                                      DOING BUSINESS         INCORPORATION
----                                      --------------         -------------
Analysis & Technology
  Australia Pty Limited                       -----                Australia

Analysis & Technology
  International Corporation                   -----                Delaware

Integrated Performance Decisions, Inc.        -----                Delaware

Interactive Media Corp.                       -----                Delaware

Numerical Decisions Group, Inc.               -----                Canada


                 JOINT VENTURES WITH ANALYSIS & TECHNOLOGY, INC.

Automation Software Incorporated              -----                Delaware
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